                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO. )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            First Union Corporation
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                Kent S. Hathaway
-------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (Check the appropriate box):

 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:
    ---------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:
    ---------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed
       pursuant to Exchange Act Rule   0-11:(1)
    ---------------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:
    ---------------------------------------------------------------------------

(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 1) Amount Previously Paid:

 -----------------------------------------------------------------------------
 2) Form, Schedule or Registration Statement No.:

 -----------------------------------------------------------------------------
 3) Filing Party:

 -----------------------------------------------------------------------------
 4) Date Filed:

 -----------------------------------------------------------------------------

         (First Union Logo appears here)



                                                                 March 12, 1999



         Dear Stockholder:


          On behalf of the Board of Directors, I am pleased to invite you to the Annual Meeting of Stockholders in Charlotte, North Carolina, on Tuesday, April 20, 1999, at 9:30 a.m.


           The notice of meeting and proxy statement on the following pages contain information about the meeting. We will also review operating results for the past year and present other information concerning First Union. The meeting should be interesting and informative and we hope you will be able to attend.


           In order to ensure your shares are voted at the meeting, please return the enclosed proxy at your earliest convenience. Every stockholder's vote is important, whether you own a few shares or many.



         Sincerely yours,
         /s/ Edward E. Crutchfield
         ---------------------------------
         Edward E. Crutchfield
         Chairman and Chief Executive Officer






First Union Corporation, One First Union Center, Charlotte, North Carolina
                                   28288-0013

                            First Union Corporation
         One First Union Center, Charlotte, North Carolina 28288-0013



                           NOTICE OF ANNUAL MEETING

                         TO BE HELD ON APRIL 20, 1999







                                                                 March 12, 1999


        The Annual Meeting of Stockholders will be held in the Auditorium, 12th floor, Two First Union Center, Charlotte, North Carolina, on Tuesday, April 20, 1999, at 9:30 a.m., to consider the following:

          1. A PROPOSAL TO ELECT THE TEN NOMINEES NAMED IN THE ATTACHED PROXY STATEMENT AS DIRECTORS, NINE NOMINEES TO SERVE AS CLASS I DIRECTORS WITH TERMS EXPIRING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS, AND ONE NOMINEE TO SERVE AS A CLASS II DIRECTOR
              WITH A TERM EXPIRING AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS, IN EACH CASE UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND
              QUALIFY;
          2. A PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS AUDITORS FOR THE YEAR 1999; AND
          3. SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

        Only holders of record of First Union common stock on February 22, 1999, are entitled to notice of and to vote at the meeting.

       By Order of the Board of Directors,
       /s/ Marion A Cowell, Jr.
       -------------------------

       Marion A. Cowell, Jr.
       Secretary

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE RETURN THE ENCLOSED PROXY TO ENSURE YOUR SHARES ARE VOTED AT THE MEETING. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

                            First Union Corporation
         One First Union Center, Charlotte, North Carolina 28288-0013
                               -----------------
                                PROXY STATEMENT
                               -----------------
GENERAL
     The enclosed proxy is solicited on behalf of the Board of Directors in connection with the Annual Meeting of Stockholders to be held in the Auditorium, 12th Floor, Two First Union Center, Charlotte, North Carolina, on Tuesday, April 20, 1999, at 9:30 a.m. The enclosed proxy is for use at the meeting if you do not attend the meeting or if you wish to vote your shares by proxy even if you attend the meeting. You may revoke your proxy at any time before it is exercised, by (i) giving written notice of such revocation to the Secretary of First Union, (ii) submitting a proxy having a later date, or (iii) appearing at the meeting and requesting to vote in person. All shares represented by valid proxies and not revoked before they are exercised will be voted as specified. If no specification is made, proxies will be voted in favor of Proposals 1 and 2 described below. This proxy statement and the enclosed proxy and 1998 Annual Report to Stockholders are being first mailed to our stockholders on or about March 12, 1999. The Annual Report does not constitute "soliciting material" and is not to be deemed "filed" with the SEC.

     If you have any shares in our Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy represents the number of shares you have in the Plan on the record date for the meeting, as well as the number of shares directly registered in your name on the record date.

     First Union will bear the cost of preparing this proxy statement and of soliciting proxies in the enclosed form. Proxies may be solicited by our employees, either personally, by letter or by telephone. Such employees will not be specifically compensated for soliciting such proxies. In addition, we have retained Georgeson & Company, Inc. as proxy solicitors to provide certain services in connection with the solicitation and tabulation of proxies. The fee for these services is $18,000, plus expenses.


VOTING SECURITIES AND PRINCIPAL HOLDERS

     As of February 22, 1999, the record date for the meeting, there were 988,664,405 shares of First Union common stock outstanding. You have one vote for each share registered in your name on the record date, with respect to each matter voted on at the meeting. We are not aware of any stockholder who was the beneficial owner of more than 5% of the outstanding shares of common stock on the record date, except for Capital Research and Management Company, 333 South Hope Street, Los Angeles, CA 90071, an investment adviser, which based on a
Schedule 13G filed with the SEC, was the holder of 53,749,030 shares of common stock as of December 31, 1998, or 5.4% of the outstanding shares of common stock on the record date. Capital Research indicated that it holds such shares for accounts under the discretionary management of Capital Research and not for its own account. Capital Research also indicated that it does not have sole or shared voting power with respect to the shares and has sole dispositive power over them.

     The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of conducting business at the meeting. For purposes of determining the votes cast on any matter at the meeting only "FOR" and "AGAINST" votes are included. Abstentions and broker non-votes (I.E., shares held by brokers that they can't vote because they haven't received voting instructions from their customers with respect to the matters voted on) are only counted for the purpose of determining whether a quorum is present.

PROPOSAL 1. ELECTION OF DIRECTORS
GENERAL INFORMATION AND NOMINEES

     The Board of Directors is divided into three classes. At each annual meeting of stockholders, the stockholders elect the members of one of the three classes to three-year terms. The number of directors is determined by the directors, but cannot be less than nine or more than 30. For purposes of the election of directors at the meeting the number of directors has been fixed at 27, nine directors in Class I, nine directors in Class II, and nine directors in Class III.

     The terms of the directors serving in Class I will expire at the meeting and, except as otherwise indicated below, the terms of the directors serving in Classes II and III will expire at the 2000 and 2001 Annual Meetings of Stockholders, respectively, in each case until their successors are duly elected and qualify.

     Erskine B. Bowles, Robert J. Brown, Edward E. Crutchfield, James E.S. Hynes, Herbert Lotman, Patricia A. McFate, Joseph Neubauer, Ruth G. Shaw and Charles M. Shelton, Sr., each of whom, other than Bowles and Hynes, is currently serving as a director in Class I, are being nominated to serve as directors in Class I with terms expiring at the 2002 Annual Meeting of Stockholders and until their successors are duly elected and qualify. In addition, R. Stuart Dickson, who is currently serving as a Class I director, is being nominated to serve as a Class II director with a term expiring at the 2000 Annual Meeting of Stockholders and until his successor is duly elected and qualifies.

     Directors who reach retirement age (I.E., age 70) during their term in office are to retire from the Board at the annual meeting of stockholders next following their 70th birthday, subject to the Board authorizing that retirement be deferred when deemed appropriate.

     Directors are elected by a plurality of votes cast. Shares cannot be voted for a greater number of persons than the number of nominees named herein. Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee. In addition, the Board may reduce the number of directors to be elected at the meeting.

     PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE ELECTION OF (I) THE NINE NOMINEES NAMED BELOW AS CLASS I DIRECTORS TO SERVE FOR TERMS EXPIRING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS, AND (II) THE NOMINEE NAMED BELOW AS A CLASS II DIRECTOR TO SERVE FOR A TERM EXPIRING AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS, IN EACH CASE UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFY.

     Listed below are the names of the nine nominees to serve as Class I directors, the nominee to serve as a Class II director, and the 17 incumbent directors who will be continuing in office following the meeting, together with: their ages; their principal occupations during the past five years; any other directorships they hold with publicly-held companies; the year during which they were first elected a director; and the number of shares of First Union common stock they beneficially owned as of January 31, 1999. As of such date, no director beneficially owned more than 1% of the outstanding shares of common stock.

                         Name, Age, Principal Occupation                    Director      Shares
                         and Certain Other Directorships                      Since      Owned (1)
         ---------------------------------------------------------------   ----------   ----------
  CLASS I NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2002

(Photo of Erskine B. Bowles appears here)
         ERSKINE B. BOWLES (53). General Partner, Forstmann                               5,000*
         Little & Co., New York, New York, and Managing Director,
         Carousel Capital Company, LLC, Charlotte, North
         Carolina, merchant banking-private equity companies,
         since January 1999. Formerly, Chief of Staff, The White
         House, November 1996 to November 1998, Managing
         Director, Carousel Capital Company, LLC, December
         1995 to November 1996, Deputy Chief of Staff, The White
         House, October 1994 to December 1995, and
         Administrator, Small Business Administration, March
         1993 to October 1994. (2)

(Photo of Robert J. Brown appears here)
         ROBERT J. BROWN (64). Chairman, President and Chief                 1993          1,400
         Executive Officer, B&C Associates, Inc., High Point,
         North Carolina, a public relations and marketing research
         firm. Director, Duke Energy Corporation, Republic
         Industries, Inc. and Sonoco Products Company. (1)(2)

(Photo of Edward E. Crutchfield appears here)
         EDWARD E. CRUTCHFIELD (57). Chairman and Chief                      1977        836,579
         Executive Officer, First Union Corporation. Director,
         Bernhardt Industries, Inc., Liberty Corporation and VF
         Corporation. (1)(2)

(Photo of James E. S. Hynes appears here)
         JAMES E. S. HYNES (58). Chairman, Hynes, Inc.,                                   20,408
         Charlotte, North Carolina, a sales and marketing services
         firm. Director, North Carolina Natural Gas Corporation
         and Ruddick Corporation.

(Photo of Herbert Lotman appears here)
         HERBERT LOTMAN (65). Chairman and Chief Executive                   1998        121,086
         Officer, Keystone Foods Corporation, Bala Cynwyd,
         Pennsylvania, a food processing and logistics company.
         (1)(3)

  ----------
  * Purchased subsequent to January 31, 1999.

                       Name, Age, Principal Occupation                 Director      Shares
                       and Certain Other Directorships                   Since      Owned (1)
         ----------------------------------------------------------   ----------   ----------

(Photo of Patricia A. McFate appears here)
         PATRICIA A. MCFATE (66). Senior Scientist, Science             1998          8,626
         Applications International Corporation, McLean, Virginia,
         a systems engineering company. (3)

(Photo of Joseph Neubauer appears here)
         JOSEPH NEUBAUER (57). Chairman and Chief Executive             1996         11,664
         Officer, ARAMARK Corporation, Philadelphia,
         Pennsylvania, a service management company. Director,
         Bell Atlantic Corporation, CIGNA Corporation and
         Federated Department Stores, Inc.

(Photo of Ruth G. Shaw appears here)
         RUTH G. SHAW (51). Executive Vice President and Chief          1990          2,200
         Administrative Officer, Duke Energy Corporation,
         Charlotte, North Carolina, an energy company, since
         June 1997. Formerly, Senior Vice President, Corporate
         Resources, and Chief Administrative Officer, Duke
         Energy Corporation, from April 1994 to June 1997, and
         Vice President, Corporate Communications, prior to April
         1994. Director, Avado Brands, Inc. and Texas Eastern
         Products Pipeline Company. (1)

(Photo of Charles M. Shelton, Sr. appears here)
         CHARLES M. SHELTON, SR. (63). General partner, The            1996          7,829
         Shelton Companies, Charlotte, North Carolina,
         investments. (2)

  CLASS II NOMINEE FOR ELECTION TO TERM EXPIRING IN 2000

(Photo of R. Stuart Dickson appears here)
         R. STUART DICKSON (69). Chairman of the Executive             1985         63,094
         Committee, Ruddick Corporation, Charlotte, North
         Carolina, a diversified holding company, since February
         1994. Formerly, Chairman, Ruddick Corporation.
         Director, Dimon Incorporated, Ruddick Corporation,
         Textron, Inc. and United Dominion Industries. (1)


                        Name, Age, Principal Occupation                  Director      Shares
                        and Certain Other Directorships                    Since      Owned (1)
         ------------------------------------------------------------   ----------   ----------
  INCUMBENT CLASS II DIRECTORS -- TERMS EXPIRING IN 2000


(Photo of A. Dano Davis appears here)
         A. DANO DAVIS (53). Chairman and Principal Executive            1997       2,919,714
         Officer, Winn-Dixie Stores, Inc., Jacksonville, Florida, a
         food retailer. Director, American Heritage Life Investment
         Corporation and Winn-Dixie Stores, Inc. (1)

(Photo of B. F. Dolan appears here)
         B. F. DOLAN (71). Investor. Director, FPL Group, Inc. and       1977        56,172
         Polaris Industries, Inc.


(Photo of Roddey Dowd, Sr. appears here)
         RODDEY DOWD, SR. (66). Chairman of the Executive                1988        20,973
         Committee, Charlotte Pipe and Foundry Company,
         Charlotte, North Carolina, a manufacturer of pipe and
         fittings, since September 1998. Formerly, Chairman,
         Charlotte Pipe and Foundry Company. Director, Ruddick
         Corporation. (1)

(Photo of Arthur M. Goldberg appears here)
         ARTHUR M. GOLDBERG (57). President and Chief                    1996       432,862
         Executive Officer, Park Place Entertainment Corporation,
         casinos, Chatham, New Jersey, since December 1998.
         Formerly, Executive Vice President (and President of
         Gaming Operations), Hilton Hotels Corporation, from
         December 1996 to December 1998, and Chairman,
         President and Chief Executive Officer, Bally
         Entertainment Corporation, prior to December 1996.
         Director, DiGiorgio Corporation, Hilton Hotels
         Corporation and Park Place Entertainment
         Corporation. (1)

(Photo of William H. Goodwin, Jr. appears here)
         WILLIAM H. GOODWIN, JR. (58). Chairman, CCA                     1993       746,000
         Industries, Inc., Richmond, Virginia, a diversified holding company. Director, Basset Furniture Industries,
         Incorporated. (1)(2)


                        Name, Age, Principal Occupation                  Director      Shares
                        and Certain Other Directorships                    Since      Owned (1)
         ------------------------------------------------------------   ----------   ----------

(Photo of Radford D. Lovett appears here)
         RADFORD D. LOVETT (65). Chairman, Commodores                     1985        363,092
         Point Terminal Corp., Jacksonville, Florida, an operator of a marine terminal and a real estate management
         company. Director, American Heritage Life Investment
         Corporation, Florida Rock Industries, Inc., FRP
         Properties, Inc. and Winn-Dixie Stores, Inc.

(Photo of Mackey J. McDonald appears here)
         MACKEY J. MCDONALD (52). Chairman (since October                 1997          1,000
         1998), President and Chief Executive Officer, VF
         Corporation, Greensboro, North Carolina, an apparel
         manufacturer. Director, Hershey Foods Corporation and
         VF Corporation.

(Photo of Randolph N. Reynolds appears here)
         RANDOLPH N. REYNOLDS (57). Vice Chairman, Reynolds               1993          2,918
         Metals Company, Richmond, Virginia, an aluminum
         manufacturer. Formerly, Executive Vice President,
         Reynolds Metals Company. Director, Reynolds Metals
         Company. (2)

  INCUMBENT CLASS III DIRECTORS -- TERMS EXPIRING IN 2001


(Photo of Edward E. Barr appears here)
         EDWARD E. BARR (62). Chairman, Sun Chemical                     1996        133,085
         Corporation, Fort Lee, New Jersey, a graphic arts
         materials manufacturer, since January 1998. Formerly,
         Chairman, President and Chief Executive Officer, Sun
         Chemical Corporation. Director, United Water
         Resources Inc.

(Photo of G. Alex Bernhardt, Sr. appears here)
         G. ALEX BERNHARDT, SR. (55). Chairman and Chief                 1992          2,604
         Executive Officer, Bernhardt Furniture Company, Lenoir,
         North Carolina, a residential and executive office
         furnishings manufacturer, since August 1996. Formerly,
         President and Chief Executive Officer, Bernhardt
         Furniture Company. Director, Duke Energy
         Corporation. (1)


(Photo of W. Waldo Bradley appears here)
         W. WALDO BRADLEY (65). Chairman, Bradley Plywood                1986         89,554
         Corporation, Savannah, Georgia, a wholesale distributor
         of building materials. (1)


                       Name, Age, Principal Occupation                  Director      Shares
                       and Certain Other Directorships                    Since      Owned (1)
         -----------------------------------------------------------   ----------   ----------

(Photo of Norwood H. Davis, Jr. appears here)
         NORWOOD H. DAVIS, JR. (59). Chairman of the Board and           1998        110,236
         Chief Executive Officer, Trigon Healthcare, Inc., a
         managed healthcare company, Richmond, Virginia.
         Director, Hilb, Rogal and Hamilton Company and Trigon
         Healthcare, Inc. (1)

(Photo of John R. Georgius appears here)
         JOHN R. GEORGIUS (54). President (since January 1998)           1988        502,608
         and Chief Operating Officer (since October 1998), First
         Union Corporation. Formerly, Vice Chairman, First Union
         Corporation, from January 1996 to January 1998, and
         President, prior to January 1996. (1)(2)

(Photo of Frank M. Henry appears here)
         FRANK M. HENRY (65). Chairman, Frank Martz                      1996        622,208
         Coach Company, Wilkes-Barre, Pennsylvania, bus
         transportation. Director, Commonwealth Telephone
         Enterprises, Inc. (1)(2)

(Photo of Ernest E. Jones appears here)
         ERNEST E. JONES (54). President and Chief Executive             1998          2,582
         Officer, Private Industry Council of Philadelphia, Inc.,
         Philadelphia, Pennsylvania, a workforce development
         company, since October 1998. Formerly, President and
         Executive Director of Greater Philadelphia Urban Affairs
         Coalition. (3)

(Photo of James M. Seabrook appears here)
         JAMES M. SEABROOK (65). Chairman and Chief                      1998          9,710
         Executive Officer, Seabrook Brothers & Sons, Inc., frozen
         foods processor and marketer. (1)(3)

(Photo of Lanty L. Smith appears here)
         LANTY L. SMITH (56). Chairman, The Greenwood Group,             1987          8,000
         Inc., Raleigh, North Carolina, a provider of technical and other temporary personnel in eastern North Carolina.
         Also, Chairman, Precision Fabrics Group, Inc.,
         Greensboro, North Carolina, a manufacturer of technical,
         high-performance textile products, since November,
         1997. Formerly, Chairman and Chief Executive Officer,
         Precision Fabrics Group, Inc. Director, Oakwood Homes
         Corporation.

----------
(1) The foregoing directors and nominees have sole voting and investment power over the shares of common stock beneficially owned by them on January 31, 1999, except for the following shares over which the directors indicated, and such directors and the seven senior executive officers of First Union (in addition to Crutchfield and Georgius, B.J. Walker, Vice Chairman, G. Kennedy Thompson, Vice Chairman, Charles L. Coltman, Vice Chairman, Robert
    T. Atwood, Executive Vice President and Chief Financial Officer, and Marion A. Cowell, Jr., Executive Vice President, Secretary and General Counsel) as a group, share voting and/or investment power: Bernhardt -- 802 shares; Bradley -- 4,322 shares; Brown -- 200 shares; Crutchfield -- 23,662 shares; A. Dano Davis -- 2,539,514 shares; Norwood H. Davis, Jr. -- 108,068 shares; Dickson -- 50,000 shares; Dowd -- 4,000 shares; Goldberg -- 31,700 shares; Goodwin -- 740,000 shares; Henry -- 14,568 shares; Lotman -- 45,360 shares; Shaw -- 1,200 shares; and members of the group (including the foregoing) -- 3,666,179 shares.

   The foregoing directors, nominees and senior executive officers beneficially owned a total of 8,175,434 shares, or less than one percent of the outstanding shares of common stock as of January 31, 1999. Included in such shares are the following shares held under certain of our employee benefit plans, including options exercisable on January 31, 1999, or within 60 days thereafter, by the directors indicated, and by the directors and senior executive officers as a group: Crutchfield -- 328,264 shares; Georgius -- 205,104 shares; and members of the group (including the foregoing) -- 957,139 shares. Non-employee directors are not eligible to participate in any of our stock option or other employee benefit plans.

   The following directors and nominees disclaim beneficial ownership of certain shares of common stock held by certain of their related interests, as a result of which these shares are not included in the number of shares indicated above: Bradley -- 61,128 shares; Crutchfield -- 33,685 shares; Georgius -- 3,564 shares; Lotman -- 73,436 shares; and Seabrook -- 3,240 shares.

(2) See (i) "Crutchfield Employment Contract" and "Georgius Employment Contract" under "Executive Compensation", and (ii) "Other Matters Relating to Executive Officers and Directors".

(3) Jones, Lotman, McFate and Seabrook were former directors of CoreStates Financial Corp and were elected directors of First Union by the Board following completion of our acquisition of CoreStates in April 1998.


COMMITTEES OF THE BOARD AND ATTENDANCE

     EXECUTIVE COMMITTEE. The Executive Committee held five meetings in 1998. The Committee is authorized, between meetings of the Board, to perform all duties and exercise all authority of the Board, except for those duties and authorities delegated to other committees of the Board or which are exclusively reserved to the Board by our Bylaws or by statute. The following directors are the current members of the Committee: Dolan (Chairman), Crutchfield, Dickson, Goldberg, Goodwin, Lovett, Neubauer, Shelton and Smith.

     AUDIT COMMITTEE. The Audit Committee held six meetings in 1998. The principal responsibilities of the Committee are to ensure that the Board receives objective information regarding policies, procedures and activities with respect to auditing, accounting, internal accounting controls, financial reporting, regulatory matters and such other activities as may be directed by the Board. The following directors are the current members of the Committee:
Neubauer (Chairman), Mackey J. McDonald (Vice Chairman), Barr, Norwood H. Davis, Jr., Jones and McFate.

     CREDIT/MARKET RISK COMMITTEE. The Credit/Market Risk Committee held six meetings in 1998. The Committee is authorized, among other things, to review the deposit base, allowance for loan losses, and funds management, market risk and lending policies, and to monitor the liquidity, investment portfolio, trading activities, non-performing assets and owned real estate. The following directors are the current members of the Committee: Smith (Chairman), Shaw (Vice Chairman), A. Dano Davis, Dowd and Goldberg.

     FINANCIAL SERVICES COMMITTEE. The Financial Services Committee held six meetings in 1998. The Committee is authorized, among other things, to review the commercial, consumer and mortgage banking, capital management and capital markets activities. The following directors are the current members of the
Committee: Goodwin (Chairman), Shelton (Vice Chairman), Bernhardt, Malcolm S. McDonald (a retiring director), Reynolds and Seabrook.

     HUMAN RESOURCES COMMITTEE. The Human Resources Committee (the "HR Committee") held six meetings in 1998. The HR Committee is authorized, among other things, to review and make recommendations to the Board regarding employee compensation, to administer various employee benefit plans, to act as the executive compensation committee and to monitor conditions of employment and personnel policies. The following directors are the current members of the HR Committee: Dickson (Chairman), Bradley, Brown, Dolan, Henry, Lotman and Lovett.

     NOMINATING COMMITTEE. The Nominating Committee held no meetings in 1998. The Committee is authorized, among other things, to recommend the number of directors to be elected to the Board, to recommend any changes in Board membership, to recommend director prospects and to study the compensation for directors and recommend changes when appropriate. The following directors are the current members of the Committee: Dolan (Chairman), Dickson (Vice Chairman), Bernhardt, Crutchfield, Goodwin, Lovett, Mackey J. McDonald and Shelton. Our Bylaws include provisions setting forth specific conditions under which persons may be nominated as directors at an annual meeting of stockholders. A copy of such provisions is available upon request to: First Union Corporation, One First Union Center, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary.

     ATTENDANCE. The Board held seven meetings in 1998. In 1998, all of the directors attended at least 75% of the meetings of the Board and the relevant committees, except for Arthur M. Goldberg, who was not able to do so due to illness, business or other conflicts.


EXECUTIVE COMPENSATION

     The following information relates to compensation paid or payable to (i) the Chief Executive Officer (the "CEO"), (ii) the four other most highly compensated executive officers who were serving as such at December 31, 1998, and (iii) two executive officers who retired during 1998 who would have been among the four other most highly compensated executive officers had they been serving as such at December 31, 1998 (the CEO and such six other executive officers, the "Named Officers").

     SUMMARY COMPENSATION TABLE

     The following table sets forth for the Named Officers: (i) their name and principal position on December 31, 1998 (column (a)); (ii) years covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including
(A) base salary (column (c)), (B) bonus (column (d)), and (C) other annual compensation not properly categorized as salary or bonus (column (e)); (iv) long-term compensation (columns (f), (g) and (h)), including (A) the dollar value of any award of restricted stock (calculated by multiplying the closing sale price of the common stock on the date of grant by the number of shares awarded) (column (f)), (B) the sum of the number of stock options granted (column (g)) and (C) the dollar value of all payments pursuant to long-term incentive plans ("LTIPs") (column (h)); and (v) all other compensation for the covered year that we believe could not be properly reported in any other column of the table (column (i)).

                          SUMMARY COMPENSATION TABLE



                                                     Annual Compensation
                                      -------------------------------------------------
                                                                          Other Annual
                                           Salary            Bonus        Compensation
     Name and Position        Year        ($) (1)           ($) (1)          ($) (2)
-------------------------- ---------- --------------- ------------------ --------------
     (a)                       (b)          (c)               (d)              (e)
 Edward E. Crutchfield        1998       1,140,000          2,280,000        107,186
  Chairman and Chief          1997       1,025,000          2,050,000        104,120
  Executive Officer           1996       1,025,000          2,050,000         38,763

 John R. Georgius             1998         750,000          1,500,000        129,036
  President and Chief         1997         725,000          1,450,000         23,854
  Operating Officer           1996         710,000          1,420,000         24,758

 G. Kennedy Thompson          1998         400,000          1,908,563(5)     143,285
  Vice Chairman               1997         345,000          2,443,163(5)     244,792
                              1996         325,000            520,000         12,776

 Robert T. Atwood             1998         470,000            840,000         17,697
  Executive Vice              1997         420,000            750,000         11,522
  President and               1996         420,000            700,000         20,448
  Chief Financial Officer

 Donald A. McMullen, Jr.      1998         445,000            880,000         33,964
  Executive Vice              1997         405,000            700,000         11,886
  President                   1996         405,000            650,000         42,473

 Terrence A. Larsen (6)       1998       1,000,000          1,500,000          3,961
  Retired. Formerly,
  Vice Chairman

 Malcolm S. McDonald (7)      1998        700,000             700,000           420
  Retired. Formerly,          1997         58,333              58,333            --
  Chairman, First Union-
  Mid-Atlantic



                                       Long-Term Compensation
                           -----------------------------------------------
                                       Awards                  Payouts
                           ------------------------------- ---------------
                                              Securities
                              Restricted      Underlying         LTIP         All Other
                             Stock Awards    Options/SARs      Payouts       Compensation
     Name and Position          ($) (3)           (#)          ($) (1)         ($) (4)
-------------------------- ---------------- -------------- --------------- ---------------
     (a)                          (f)             (g)            (h)             (i)
 Edward E. Crutchfield         2,049,939        400,844        1,015,812         320,378
  Chairman and Chief          15,059,070           --          1,012,818         229,955
  Executive Officer            1,170,000        200,778          850,000         192,119

 John R. Georgius              8,507,398            844          718,501         433,112
  President and Chief          1,083,510        100,000          701,562         151,178
  Operating Officer              789,750        100,778          665,000         128,778

 G. Kennedy Thompson             809,986         34,138               --         101,611
  Vice Chairman                  593,924         37,200          269,866          45,106
                                 386,100         31,903          219,000          32,692

 Robert T. Atwood                809,986         39,206          360,024         140,104
  Executive Vice                 609,976         48,000          358,964          76,719
  President and                  468,000        101,004          250,000          54,353
  Chief Financial Officer

 Donald A. McMullen, Jr.         809,986         39,206          320,217          29,197
  Executive Vice                 561,820         42,000          320,217          11,507
  President                      409,500         43,167          150,000          10,415

 Terrence A. Larsen (6)        6,212,500        200,000              --        1,891,564
  Retired. Formerly,
  Vice Chairman

 Malcolm S. McDonald (7)             --          67,647              --            9,021
  Retired. Formerly,           1,950,000        100,000              --              --
  Chairman, First Union-
  Mid-Atlantic


----------
(1) Amounts include dollars deferred by the Named Officers under our Deferred Compensation Plans. At the election of the participants in such plans, account balances are paid in a lump sum or in ten annual installments upon termination of employment due to death, disability or retirement, except in the event of a "change in control" of First Union where the successor or acquiring corporation does not elect to continue such Plans, in which case such balances are to be paid in a lump sum. A nonqualified retirement trust has been established to fund certain nonqualified benefit plans, including the Deferred Compensation Plans and Supplemental Retirement
    Plan. Prior to a "change in control" of First Union, benefits are paid from the trust only upon our direction. Upon the occurrence of a "change in control", we are required to contribute an amount to the trust sufficient to pay the benefits required to be paid under such plans as of the date on which the "change in control" occurs. (2) Represents reimbursement for (i) payment of taxes, and (ii) personal benefits, if such benefits total $50,000 or more for a Named Officer. Personal benefits for a Named Officer which exceeded 25% of such personal benefits that totaled $50,000 or more in 1998 were as follows:

                                           Crutchfield     Georgius     Thompson
                                          -------------   ----------   ---------
  Membership fees and dues ............      $43,054       29,547       69,836
  Personal use of automobile ..........           --       15,066           --

(3) The aggregate number of shares of restricted stock held as of December 31, 1998, and the value thereof as of such date, were as follows: Crutchfield:
    370,181 shares ($22,511,632); Georgius: 189,464 shares ($11,521,780);
    Thompson; 52,262 shares ($3,178,183); Atwood: 41,038 shares ($2,495,623);
    and McMullen: 40,638 shares ($2,471,298). Larsen and McDonald retired in 1998, as a result of which all of their shares of restricted stock became fully vested. Restricted stock awards granted in 1998 vest at a rate of 20% per year over five years or upon termination due to death, retirement at age 65, or a "change in control" of First Union, except for a special restricted stock award consisting of 113,600 shares of common stock granted to Georgius, which vests in approximately equal amounts over a seven-year period. See " -- HR Committee Report on Executive Compensation". See also footnote (5) below. Dividends on shares of restricted stock are paid at the same time dividends on the other outstanding shares of common stock are paid.
(4) Amounts shown for 1998 consist of the following:



                                     Crutchfield     Georgius     Thompson     Atwood     McMullen       Larsen       McDonald
                                    -------------   ----------   ----------   --------   ----------   ------------   ---------
  Savings Plan matching
  contributions .................      $ 68,400       43,000       24,000      28,200      26,700         28,717          --
  Value of life insurance
  premiums ......................       241,201      173,801       22,661      58,808       1,375      1,862,847       6,464
  Value of disability insurance
  premiums ......................            --        1,775        1,120       4,080          --             --          --
  Above market interest on
  deferred compensation .........        10,777      169,536       53,830      49,016       1,122             --       2,557
  Special restricted stock award
   FTC filing fee ...............            --       45,000           --          --          --             --          --

    The value of life insurance premiums includes the value of premiums advanced by us under split-dollar life insurance agreements. We may terminate certain of such agreements and receive our interest in the related life insurance policies under certain conditions, provided we may not terminate such agreements if certain of such conditions occur after a "change in control" of First Union.
(5) Thompson participates in an annual incentive bonus plan for the Capital Markets Group that requires 25% of his annual incentive bonus be paid in shares of restricted stock (the "Bonus Shares"). We match 50% of the Bonus Shares with additional shares of restricted stock. The shares of restricted stock awarded under the plan vest at the end of a three-year period. The bonus amounts set forth in the Summary Compensation Table represent the total bonus, including the portions attributable to such shares of restricted stock. These shares of restricted stock are not included in footnote (3) above.
(6) The payments to Larsen are being made pursuant to an Employment Agreement entered into in connection with the acquisition of CoreStates. Pursuant to such agreement, he is to be paid $2,500,000 per year until April 2003, and $1,000,000 per year thereafter, subject to offset by certain retirement benefits. The agreement also provides for him to receive 100,000 shares of restricted First Union common stock in 1998 and 1999, an option to purchase 200,000 shares of First Union common stock in 1998 (which was granted at an exercise price of $60.4375 per share), an option to purchase 200,000 shares of First Union common stock to be granted in 1999 at an exercise price equal to the market value of such stock on the date of grant, and a split dollar life insurance policy which will pay $15,000,000 to his beneficiary upon his death, in addition to any outstanding loans under the policy. The restrictions on the shares of restricted stock granted in 1998 have lapsed and the restrictions on the shares of restricted stock to be granted in 1999 will lapse following their grant. Pursuant to such agreement, Larsen is also entitled to certain welfare benefits. He retired as an employee of First Union on June 30, 1998. He was elected a director of First Union by the Board of Directors of First Union following the acquisition of CoreStates and is retiring as a director at the meeting.

(7) The payments to McDonald are being made pursuant to an Employment Agreement entered into in connection with the acquisition of Signet Banking Corporation in November 1997. Pursuant to such agreement, he is to be paid $1,400,000 per year until November 2002, and $840,000 per year thereafter, subject to offset by certain retirement benefits. Under the agreement, in 1997 he also received 40,000 shares of restricted First Union common stock and an option to purchase 100,000 shares of common stock (which was granted at an exercise price of $48.75 per share). The restrictions on the shares of restricted stock have lapsed. Pursuant to such agreement, McDonald is entitled to certain welfare benefits and use of office space. He retired as an employee of First Union on July 31, 1998, and is retiring as a director at the meeting.

     OPTION/SAR GRANTS TABLE

     The following table sets forth with respect to grants of stock options made during 1998 to each of the Named Officers: (i) the name of such officer (column (a)); (ii) the number of options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 1998 (column (c)); (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column e)); and
(vi) the Black-Scholes value of the options at grant date (column (f)).

                                                OPTION/SAR GRANTS IN 1998

                                                     Individual Grants
                       -----------------------------------------------------------------------------
                          Number of Securities         % of Total
                        Underlying Options/SARs   Options/SARs Granted   Exercise or                    Black - Scholes
                              Granted (1)             to Employees        Base Price    Expiration    Grant Date Value (3)
         Name                     (#)                    in 1998            ($/Sh)         Date               ($)
---------------------- ------------------------- ---------------------- ------------- -------------- ---------------------
  (a)                              (b)                    (c)                (d)           (e)                (f)
Crutchfield ..........            400,000(1)                               62.1250       4/21/08           7,656,285
                                      844(2)                               50.3100       7/31/00              11,259
                           Total: 400,844                 2.79
Georgius .............                844(2)              0.01             50.3100       07/31/00             11,259
Thompson .............             33,294(1)                               62.1250       4/21/08             637,271
                                      844(2)                               50.3100       7/31/00              11,259
                            Total: 34,138                 0.24
Atwood ...............             38,362(1)                               62.1250       4/21/08             734,276
                                      844(2)                               50.3100       7/31/00              11,259
                            Total: 39,206                 0.27
McMullen .............             38,362(1)                               62.1250       4/21/08             734,276
                                      844(2)                               50.3100       4/21/08              11,259
                            Total: 39,206                 0.27
Larsen ...............            200,000(1)              1.39             60.4375       4/28/08           3,724,159
McDonald (4) .........             67,647(1)              0.47             61.9375       Various           1,290,905

----------
(1) These options are nonqualified stock options, except for options granted to McMullen to purchase 1,609 shares, which are incentive stock options ("ISOs") under section 422 of the Internal Revenue Code of 1986. The options are exercisable after one year from the date of grant, subject to the limitations under section 422, at an option exercise price equal to the market price of the common stock at the date of grant.

(2) These options were granted under the 1998 Employee Stock Purchase Plan and are covered by section 423 of the Code. The options are exercisable at the lesser of 85% of the market value of the common stock at the date of grant or at the end of the plan.

(3) The values shown for the options disclosed in footnote (1) reflect standard application of the Black-Scholes pricing model using (i) 60-month volatility (21.285%) and daily stock prices for the five years prior to grant date, (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a ten-year maturity (5.64%), and (iv) dividends at the annualized rate in place on the date of grant ($1.48). The values shown for the options disclosed in footnote (2) reflect standard application of the Black-Scholes pricing model using (i) 12-month volatility (22.9748%) and daily stock prices for the five years prior to grant date, (ii) an option term of two years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a two-year maturity (5.27%), (iv) dividends at the annualized rate in place on the date of grant ($1.68) and (v) an exercise price that is equal to 85% of the fair market value of the common stock on the date of grant. The values do not take into account risk factors such as non-transferability and limits on exercisability. The Black-Scholes options pricing model is a commonly utilized model for valuing options. The model assumes that the possibilities of future stock returns (dividends plus share price appreciation) resemble a normal "bell-shaped" curve. In assessing the values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the Named Officers to bring future success to First
    Union for the benefit of all stockholders.

(4) Represents reload stock options granted pursuant to stock option plans assumed by First Union as a result of the Signet acquisition. Pursuant to such plans, optionees may tender acquired shares of First Union common stock in payment of the exercise price of previously granted stock options and receive reload stock options to purchase the number of shares tendered. The reload options have an exercise price equal to the closing price of the common stock on the date the previously granted options are exercised, are first exercisable six months from such date, and will expire on the scheduled expiration dates of the previously granted options. The expiration dates for the reload options are as follows:
    1/26/03 (9,341 options), 01/25/04 (10,982 options), 1/23/05 (1,614 options), 1/25/05 (7,143 options), 1/22/06 (9,633 options), 1/27/07
    (11,309 options), and 6/10/07 (17,625 options).

     AGGREGATED OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUE TABLE

     The following table sets forth with respect to each exercise of stock options (or tandem stock appreciation rights ("SARs")) and freestanding SARs during 1998 by each of the Named Officers and the year-end value of unexercised options and SARs on an aggregated basis: (i) the name of such officer (column
(a)); (ii) the number of shares received upon exercise, or if no shares were received, the number of securities with respect to which the options or SARs were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of unexercised options and SARs held at December 31, 1998, separately identifying the exercisable and unexercisable options and SARs (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options and SARs held at December 31, 1998, separately identifying the exercisable and unexercisable options and SARs (column (e)).

                  AGGREGATED OPTION/SAR EXERCISES IN 1998 AND
                      DECEMBER 31, 1998 OPTION/SAR VALUES



                                                         Number of Securities
                                                        Underlying Unexercised       Value of Unexercised
                                                             Options/SARs          In-the-Money Options/SARs
                                                          at 12/13/98 (#)(1)            at 12/31/98 ($)
                                                       ------------------------   --------------------------
                 Shares Acquired          Value              Exercisable/                Exercisable/
     Name        on Exercise (#)      Realized ($)           Unexercisable               Unexercisable
-------------   -----------------   ----------------   ------------------------   --------------------------
  (a)                  (b)                (c)                    (d)                         (e)
Crutchfield          75,633            2,895,115           323,112/415,752          11,032,215/642,351
Georgius            113,206            4,303,379           200,422/27,106            5,228,932/1,041,956
Thompson              7,500              339,356           105,170/45,168            3,184,103/443,874
Atwood                   --                   --           152,288/53,184            4,713,526/556,996
McMullen             10,378              199,467           94,044/38,784             2,636,234/4,432
Larsen              603,081           20,657,551           324,199/--                3,679,565/--
McDonald            315,258           14,416,927           262,687/--                5,425,313/--

----------
(1) Upon a "change in control" of First Union, all outstanding options granted under the 1998 Stock Incentive Plan will become exercisable and will remain exercisable for the term of such options.


     LONG-TERM INCENTIVE PLAN AWARDS TABLE

     The following table sets forth, with respect to each award made to a Named Officer in 1998 under any LTIP: (i) the name of such officer (column (a)); (ii) the number of shares, units or other rights awarded under any LTIP (column
(b)); (iii) the performance or other time period until payout or maturation of the award (column (c)); and (iv) for LTIPs not based on stock price, the dollar value of the estimated payout or range of estimated payouts under the award (threshold, target and maximum amount), whether such award is denominated in stock or cash (columns (d) through (f)).

                LONG-TERM INCENTIVE PLANS -- AWARDS IN 1998 (1)



                                                                                  Estimated Future Payments under
                                                                                    Non-Stock Price-Based Plans
                                                                         -------------------------------------------------
                                                Performance or Other
                     Number of Shares,         Period Until Maturation    Threshold         Target             Maximum
     Name        Units or Other Rights (#)            or Payout            ($ or #)       ($ or #)(2)        ($ or #)(3)
-------------   ---------------------------   ------------------------   -----------   ----------------   ----------------
  (a)                     (b)                          (c)                    (d)          (e)                (f)
Crutchfield                                         3 years                    0         $1,015,812         $1,140,000
Georgius                                            3 years                    0            718,501            750,000
Thompson                                            3 years                    0                --                 --
Atwood                                              3 years                    0            360,024            470,000
McMullen                                            3 years                    0            320,217            445,000
Larsen                                              3 years                    0                --                 --
McDonald                                            3 years                    0                --                 --

----------
(1) See the Summary Compensation Table. Under the Management Long-Term Cash Incentive Plan, if we achieve not less than a 10% average return on equity ("ROE") (calculated as indicated below under "HR Committee Report on Executive Compensation") for the three-year period ending each December 31, based on our "adjusted net income" (as defined in such Plan), a contribution to a management incentive pool will be made, based on (i) our average ROE ranking for the applicable period compared to the average ROE of the 25 largest bank holding companies in the U.S. for such period (ranging from a ranking of one to 13), and (ii) a percentage of base salaries of the participants in such Plan for the last year of the period (gradually decreasing from 50% of such salaries if our ranking is one, to 27% if our ranking is 13). Participants receive awards under such Plan, subject to the discretion of the HR Committee, at the end of each three-year period on the basis of individual performance as determined by the HR Committee. The maximum potential award is 100% of base salary.

(2) Targets are not determinable. Awards indicated represent awards granted in 1998 for the 1995-1997 three-year period. Future awards may be higher or lower than such awards.

(3) Represents 1998 annual salaries, the maximum awards that can be granted in 1999 for the 1996-1998 three-year period.


     PENSION PLAN TABLE

     The following table sets forth the estimated annual benefits payable upon retirement under our Pension Plan (including amounts attributable to our Supplemental Retirement Plan) in the specified compensation and years of service classifications indicated below.

     The compensation covered by the Pension Plan includes basic compensation, overtime and certain incentive compensation. The portions of compensation which are considered covered compensation under the Pension Plan for the Named Officers are the salary amounts indicated in the Summary Compensation Table less deferred amounts. As of January 1, 1999, the credited full years of service under the Pension Plan were as follows: Crutchfield -- 33 years; Georgius -- 23 years; Thompson -- 23 years; Atwood -- seven years; and McMullen -- four years. Larsen and McDonald retired during 1998.

     The portions of compensation which are considered covered compensation under the Supplemental Retirement Plan for the Named Officers (excluding McMullen, Larsen and McDonald) are the annual salary, bonus and LTIP amounts indicated in the Summary Compensation Table. The Pension Plan is referred to in the table as "PP" and the Supplemental Retirement Plan as "SRP".

                           Estimated annual retirement benefit, assuming a married
                             participant, a straight life annuity and the years
                                         of service indicated (1)(2)
                     -------------------------------------------------------------------
                            15 years               20 years              25 years
                     ----------------------- --------------------- ---------------------
   Average annual
    compensation         PP          SRP        PP         SRP        PP         SRP
-------------------- ---------- ------------ -------- ------------ -------- ------------
$1,250,000..........  $27,750      356,577   36,999      481,429   46,249      606,281
 1,750,000 .........   27,750      518,372   36,999      697,155   46,249      875,939
 2,250,000 .........   27,750      680,167   36,999      912,882   46,249    1,145,597
 2,750,000 .........   27,750      841,961   36,999    1,128,608   46,249    1,415,255
 3,250,000 .........   27,750    1,003,756   36,999    1,344,335   46,249    1,684,913
 3,750,000 .........   27,750    1,165,551   36,999    1,560,061   46,249    1,954,571
 4,250,000 .........   27,750    1,327,346   36,999    1,775,788   46,249    2,224,229



                        Estimated annual retirement benefit,
                                  assuming a married
                     participant, a straight life annuity and the
                                        years
                             of service indicated (1)(2)
                     -------------------------------------------
                           30 years              35 years
                     --------------------- ---------------------
   Average annual
    compensation        PP         SRP        PP         SRP
-------------------- -------- ------------ -------- ------------
$1,250,000.......... 55,499      731,133   58,658      727,725
 1,750,000 ......... 55,499    1,054,722   58,658    1,051,315
 2,250,000 ......... 55,499    1,378,312   58,658    1,374,904
 2,750,000 ......... 55,499    1,701,902   58,658    1,698,494
 3,250,000 ......... 55,499    2,025,491   58,658    2,022,084
 3,750,000 ......... 55,499    2,349,081   58,658    2,345,674
 4,250,000 ......... 55,499    2,672,671   58,658    2,669,263

----------
(1) For the year ending December 31, 1999, the annual retirement benefit payable under the Pension Plan is limited by federal law to $130,000 and the maximum covered compensation is limited to $160,000. For officers covered under the Supplemental Retirement Plan (currently, a total of 19 in number), any excess annual retirement benefit (based on 30 or less years of service) which could not be paid under the Pension Plan because of such limitations would be payable under the Supplemental Retirement Plan. The foregoing is reflected in the table. Following a "change in control" of First Union, benefits earned under the Supplemental Retirement Plan would be payable in a lump sum actuarial equivalent, upon a participant's retirement or upon any modification to such Plan which would cause the actual or projected benefits payable under such Plan to be reduced.

(2) In December 1994, we entered into an agreement with Robert T. Atwood to provide a death benefit comparable to that provided under the Supplemental Retirement Plan if Mr. Atwood should die before he becomes vested (I.E., completion of ten years of service) under such Plan.


     COMPENSATION OF DIRECTORS

     Directors receive a quarterly retainer of $11,250, plus $1,500 for each committee meeting attended and $2,000 for each meeting of the Board attended. In addition, the Chairman of each committee receives a quarterly fee of $2,500. Travel and accommodation expenses are reimbursed by First Union. Directors who are employees of First Union do not receive any directors' fees. Directors' fees totaling $1,572,495 were either paid to the directors in 1998 or deferred under the terms of our Deferred Compensation Plan for Non-Employee Directors. Arthur M. Goldberg and Frank M. Henry also serve as advisory directors on the First Union-Atlantic advisory board and receive $1,200 per meeting attended of such board.

     Under the Deferred Compensation Plan for Non-Employee Directors, directors who are not employees of First Union may defer payment of all or any part of their directors' fees. Deferred amounts are payable after the end of the calendar year in which the director ceases to be a director, in annual installments over a ten-year period, unless otherwise determined by the HR Committee. In 1998, 17 directors deferred $1,008,623 of their 1998 directors' fees. Deferred fees may either earn interest or be valued based on the fair market value of First Union common stock, at the option of the director.

     All non-employee directors who serve five years or more are eligible to participate in our Retirement Plan for Non-Employee Directors. Under such Plan, after the end of the calendar year in which the director retires, the director is entitled to receive an annual retirement benefit equal to 80% of the amount of the annual director retainer in effect at that time.

     The foregoing does not include payments being made to five former directors for serving as special advisory consultants to the Board. Such former directors (i) retired as of the Annual Meeting of Stockholders in April 1998,
(ii) are to be paid an annual retainer fee of $60,000 for the three-year period from April 1998 to April 2001, and (iii) are eligible to participate in the same benefit programs the current directors are eligible to participate in. The foregoing also does not include payments being made to (i) Anthony P. Terracciano, who retired as a director as of the Annual Meeting of Stockholders in 1998 and who retired as an employee in December 1997, (ii) Terrence A. Larsen, who is retiring as a director as of the meeting and who retired as an employee on June 30, 1998, or (iii) Malcolm S. McDonald, who also is retiring as a director as of the meeting and who retired as an employee on July 31, 1998. The payments to Terracciano are being made pursuant to an Employment Agreement entered into in June 1995 in connection with the acquisition of First Fidelity Bancorporation. Pursuant to such agreement, he is to be paid $3,000,000 per year until December 31, 2000, and $1,200,000 per year thereafter, subject to offset by certain other retirement benefits. We also have agreed to pay $3,000,000 to his beneficiary or estate upon his death, subject to offset by certain other death benefits. Pursuant to such agreement, he also is entitled to certain fringe benefits, including certain welfare benefits, use of an automobile, financial planning services, business use of a company airplane, office space and secretarial services. See footnotes (6) and
(7) to the "Summary Compensation Table" for information with respect to the payments to Larsen and McDonald.


     CRUTCHFIELD EMPLOYMENT CONTRACT.


     In August 1985, we entered into an employment agreement with Edward E. Crutchfield as Chairman and Chief Executive Officer until December 31, 1990, subject to (i) extension so that the unexpired portion would be not less than five years, (ii) the right of either party to terminate the agreement at any time, and (iii) the right of Crutchfield to terminate the agreement if the Board changes the offices held by him or his power and authority or duties or responsibilities. The agreement provides for an annual salary of not less than $330,000 and an annual bonus based on his performance and other factors. If we terminate the agreement other than for "cause" or if he terminates the agreement as provided in (iii) above, he will be paid an amount equal to the sum of (a) the result of multiplying (i) his then current annual salary by (ii) the number of years (including any fraction thereof) then remaining in the term of employment, and (b) the result of multiplying (i) his annual average short-term Management Incentive Plan bonus during the three calendar years preceding the termination date by (ii) the number of years (including any fraction thereof) then remaining in the term of employment. If he terminates his employment other than as provided in (iii) above, he will be paid 66 2/3% of his then current annual salary for a period of two years, subject to termination of such payments if he were to violate a two-year non-compete provision. The agreement also provides for a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by him if his employment is terminated in conjunction with a "change in control" of First Union and such taxes become payable as a result of payments to him under the agreement or otherwise, being deemed to be "excess parachute payments" for federal income tax purposes.

     GEORGIUS EMPLOYMENT CONTRACT.


     In September 1995, we entered into an employment agreement with John R. Georgius until December 31, 1998, subject to (i) extension for additional one-year periods, (ii) the right of either party to terminate the agreement at any time, and (iii) the right of Georgius to terminate the agreement if he should lose certain duties or responsibilities. The agreement provides for an annual salary of not less than $665,000 and annual incentive compensation based on his performance and other factors. If we terminate the agreement other than for "cause" or if he terminates the agreement as provided in (iii) above, he will be paid an amount equal to the sum of (a) the result of multiplying (i) his then current annual salary by (ii) the number of years (including any fraction thereof) then remaining in the term of employment, and (b) the result of multiplying (i) his average cash incentive compensation during the three calendar years preceding the termination date by (ii) the number of years (including any fraction thereof) then remaining in the term of employment. If he terminates his employment other than as provided in (iii) above, he will be paid 66 2/3% of his then current annual salary for a period of one year, subject to termination of such payments if he were to violate a one-year non-compete provision. The agreement provides for a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by him if his employment is terminated in conjunction with a "change in control" of First Union and such taxes become payable as a result of payments to him under the agreement or otherwise, being deemed to be "excess parachute payments" for federal income tax purposes.


     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the HR Committee are Messrs. Bradley, Brown, Dickson, Dolan, Henry, Lotman and Lovett, all of whom are independent, outside directors.

     Edward E. Crutchfield serves on the Board of Bernhardt Furniture Company, and as one of the outside directors on its Compensation Advisory Committee. G. Alex Bernhardt, Sr., a director of First Union, serves as Chairman and Chief Executive Officer of Bernhardt Furniture Company.


     HR COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The HR Committee had six regularly scheduled meetings during 1998, at which time it reviewed, evaluated and approved executive compensation and benefit recommendations without the presence of the CEO. Our executive compensation programs consist of elements that vary based on corporate performance (variable pay) and elements that do not (fixed pay). The variable component is substantial. Variable pay elements include a short-term incentive plan, stock compensation plans and a long-term cash incentive plan, which are further discussed below. For 1998, these variable performance based elements represented from 75% to 92% of total compensation for executives covered under such plans. All plans are developed based on competitive information and administered to balance the interests of the executives with our performance and the interests of our stockholders.

     In its deliberations on executive pay, the HR Committee maintains the following standards:

 o Programs are designed to attract, motivate, reward and retain high performing and dedicated management employees.

 o In total, the compensation programs balance competitive need, corporate, individual and business unit performance, and affordability.

 o Programs provide competitive financial security for executives and dependents in the event of death, disability or retirement.

     The HR Committee believes that the most meaningful performance and pay equity comparisons are made against companies of similar size and with similar business interests. In keeping with this belief, the HR Committee consistently uses the 25 largest bank holding companies in the U.S. as the comparator group when making compensation decisions. We ranked sixth in size among the group on December 31, 1998, based on total assets.

     The companies chosen for compensation comparisons in the most recent competitive study (I.E., the 25 largest bank holding companies) are not the same companies that comprise the published industry index in the performance graph set forth below (I.E., the KBW 50 (as defined below)), although the 25 largest bank holding companies are included in the KBW 50. The HR Committee believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total stockholder value.

     The HR Committee believes that ROE is the most appropriate measure for evaluating our results. In order to provide a consistent basis for comparison, the computation of ROE is based on the average of quarter-end stockholders' equity, excluding unrealized gains or losses on investment securities, as determined in accordance with the Statement of Financial Accounting Standards 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". Our Management Incentive Plan and Management Long-Term Cash Incentive Plan both rely on such ROE performance as a primary determinant of incentive payouts. The ROE calculations in 1997 and 1998 exclude one-time merger-related charges.

     First Union's and the HR Committee's general intent is to provide executive compensation consisting of base salaries, which when combined with awards made under the short-term Management Incentive Plan, the Management Long-Term Cash Incentive Plan and grants made under our stock compensation plans, result in total compensation levels which approximate the relative rankings of asset size and ROE performance within the peer group. This result is achieved through the use of proxy data on total compensation for the five most highly compensated executives and financial performance data for the peer companies. For other executive officers, the HR Committee uses judgment based on this data. Each compensation decision is based on what is competitive for that compensation element relative to the peer group, as well as the impact of such decision on total compensation.

     Because pay and performance levels at peer companies are not known at the time compensation decisions are made, the HR Committee does not know if the target compensation levels have been met until such peer information is made public. Therefore, the HR Committee looks at the historical relationship between pay and performance over time (typically a three-year period) as well as comparisons for a single year. For 1997, our ROE peer group rank was 17th, our asset size ranked sixth, and the total for all compensation for the Named Officers ranked tenth. It is the HR Committee's intent to address any variance between performance rank and compensation rank with future compensation decisions.

     The HR Committee's review of executive compensation relative to the $1,000,000 limit on tax deductible compensation under the Omnibus Budget Reconciliation Act of 1993 and the regulations promulgated thereunder ("OBRA") was made in the context of insuring the ability to balance sound compensation decisions with appropriate fiscal responsibility. The HR Committee's intention has been to modify our executive compensation plans to minimize the possibility of lost deductions. However, it is also the HR Committee's intent to balance the effectiveness of such plans against the materiality of any possible lost deductions.

     To continue to meet these objectives, the HR Committee may from time to time change or adjust one or more of our executive compensation plans or recommend the same to the Board, as it deems appropriate. Additionally, from time to time we employ an independent firm of employee benefit consultants to advise us and the HR Committee as to various matters relating to executive compensation.

     BASE SALARY

     Our base salary program targets base salaries for executive officers at market. As indicated above, our "market" is the 25 largest bank holding companies in the U.S., as measured by total assets. The HR Committee believes that base salary should be reflective of the executive's scope of responsibility, and further, that asset size is the best indicator of scope of responsibility. Accordingly, base salaries for executives are targeted to have the same relative rank among the peer group as asset size. For 1997, our asset size ranked sixth among the peer group and the total base salaries for the Named Officers (excluding Larsen and McDonald who were paid pursuant to employment agreements) ranked fourth among the peer group. Any variances are addressed in determining the total compensation for such Named Officers. Base salary increases in 1998 were made as a result of the review of base salary market data.


     SHORT-TERM MANAGEMENT INCENTIVE PLAN

     Our short-term Management Incentive Plan covering executive officers is funded based on ROE. For 1998, the threshold ROE was 15%. Individual awards may range from 0% to 200% of base salary. Determination of individual awards is based primarily on our ROE, but includes a subjective assessment of individual performance, where permitted. Measures of individual performance include meeting business unit objectives, promoting corporate values and providing leadership to employees.

     Our ROE for 1998 was 22.85%, exceeding the threshold ROE by 52% and resulting in payments which ranged from 28% to 200% of base salaries.


     LONG-TERM INCENTIVE PROGRAM

     The long-term incentive program is composed of the following:

 o Our stock compensation plans, which are made up of two elements: stock options and restricted stock awards. The HR Committee believes that issuing stock options and restricted stock to executives benefits our stockholders by encouraging and enabling executives to own First Union stock, thus aligning executive pay with stockholder interests.

 o Our Management Long-Term Cash Incentive Plan, which pays cash awards based on ROE performance. Our ROE rank for the period against the peer group determines the available pool from which awards may be made. Our ROE for the period, and individual performance, are considered in determining actual payouts from the plan.

     Award sizes for the stock plans, and payouts from the long-term cash plan, are set so that total compensation approximates the relative rankings of asset size and ROE performance within the peer group. Our 1997 ROE of 18.86% resulted in a three-year average ROE rank of tenth among the peer group, generating a pool of 37% of the aggregate base salaries of all participants in the long-term cash plan. This amount was distributed by the HR Committee in its discretion.

     The 1998 mix of the long-term incentive program awards was set subjectively. In determining the mix, the HR Committee balanced rewards for past performance with incentives for future performance, and took into account such factors as overall risk of the pay package, award sizes in prior years and cash/stock mix. Current holdings of stock were not considered.

     In addition to the restricted stock award made to John R. Georgius under our stock compensation plan, in 1998 he was granted a special restricted stock award in recognition of his exceptional leadership during the past ten years and in order to better assure us of such continued leadership.

During this period we experienced outstanding financial performance, including
(i) an increase in total stockholder return at an annual compound rate of 23%,
(ii) growth in dividends per share at an annual compound rate of 11%, (iii) book value per share growth at an annual compound rate of 8.8%, (iv) growth in total assets from $16.6 billion to $157.3 billion (for the twelve-year period ending December 31, 1997), (v) successfully integrating over 70 acquired financial institutions, and (vi) an increase in market capitalization of 1,415%.


     1998 COMPENSATION FOR THE CEO

     Edward E. Crutchfield is eligible to participate in the same executive compensation plans available to the other executive officers as described above. His short-term Management Incentive Plan payout and Management Long-Term Cash Incentive Plan payout were based primarily on our ROE, and included a subjective assessment of individual performance, where permitted. The Management Long-Term Cash Incentive Plan payout was based primarily on our three-year average ROE, as discussed above. In the case of the short-term Management Incentive Plan payout, the HR Committee considered our overall financial performance in 1998 and success in meeting strategic objectives. Our 1998 ROE was 22.85%, return on assets was 1.66%, and net income applicable to common stockholders was $3.7 billion (a 28% increase over 1997 net income applicable to common stockholders, excluding one-time merger-related charges). The strategic objectives included five acquisitions completed (I.E., CoreStates, Covenant Bancorp, Inc., Wheat First Butcher Singer, Inc., Bowles Hollowell Conner & Co. and The Money Store, Inc.), as well as the continued expansion of initiatives involving capital markets, capital management and the Future Bank. The stock option grant and restricted stock awards made to him in 1998 were based on the analysis discussed above. That is, the HR Committee set them so that Mr. Crutchfield's total compensation would approximate the expected relative rankings of asset size and ROE performance within the peer group. In the aggregate, the variable performance based portion was 92% of his compensation. The 1985 employment agreement with him described above had no impact on compensation decisions made with respect to him during 1998.

     With respect to the HR Committee's use of the historical relationship between pay and performance described above, our total assets and ROE performance for 1997 ranked sixth and 17th, respectively, among the peer group, and Mr. Crutchfield's base salary and total compensation ranked second and 13th, respectively.

R. STUART DICKSON, CHAIRMAN
W. WALDO BRADLEY
ROBERT J. BROWN
B. F. DOLAN
FRANK M. HENRY
HERBERT LOTMAN
RADFORD D. LOVETT

     PERFORMANCE GRAPH

     The following graph compares (i) the yearly change in the cumulative total stockholder return on First Union common stock with (ii) the cumulative return of the Standard & Poor's 500 Stock Index ("S&P 500") and the Keefe, Bruyette & Woods, Inc. 50 Index ("KBW 50"). The graph assumes that the value of an investment in the common stock and in each index was $100 on December 31, 1993, and that all dividends were reinvested.

     The S&P 500 and the KBW 50 are market-capitalization-weighted indices, meaning that companies with a higher market value count for more in both indices. The KBW 50 is comprised of 50 bank holding companies, including all money-center and major regional bank holding companies.

(Plot points for omitted graphic appear below)

                                            December 31,
                         --------------------------------------------------
                          1993     1994     1995     1996     1997     1998
                         ------   ------   ------   ------   ------   -----
 First Union .........    $100     104      146      201      286      349
 S&P 500 .............     100     101      139      171      228      293
 KBW 50 ..............     100      95      152      215      314      340

     The information set forth above under the subheadings "HR Committee Report on Executive Compensation" and "Performance Graph" (i) shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by First Union under such Act or the 1933 Act, shall not be deemed to be incorporated by reference in any such filing.

OTHER MATTERS RELATING TO EXECUTIVE OFFICERS AND DIRECTORS


     GENERAL

     The directors and executive officers who file reports with the SEC under
Section 16(a) of the 1934 Act (including organizations with which they are affiliated and members of their immediate families) are customers of our bank. In the opinion of management, the outstanding indebtedness and commitments in connection with the lending relationships of such directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers and do not involve more than normal risk of collectibility or present other unfavorable features. During 1998, the aggregate monthly outstanding principal balances of loans made by our bank to such directors and officers, including certain of their related interests, ranged from a high of approximately $2.4 billion to a low of approximately $3.2 billion. In addition to such lending relationships, the directors and organizations they are affiliated with provide certain services or otherwise do business with First Union and its affiliated entities and we in turn provide certain services or otherwise do business with the directors and such organizations, in each case in the ordinary course of business. Certain of such relationships are discussed below.


     CERTAIN RELATIONSHIPS

     Erskine B. Bowles is a general partner of Forstmann Little & Co. and a Managing Director of Carousel Capital Company, LLC. Carousel Company is the general partner of Carousel Capital Partners, LP. First Union has a 15% limited partnership interest in Carousel Partners, which is represented by a $25 million commitment. As of December 31, 1998, we had invested $12.5 million in Carousel Partners, leaving a remaining commitment of $12.5 million. As part of our investment in Carousel Partners we pay Carousel Company a semi-annual management fee, which totaled $437,500 in 1998. First Union is a lender to several of the companies that Carousel Partners and Forstmann Little have investments in and may engage in other transactions with such companies. In 1993, Bowles sold his interest in Bowles Hollowell Conner & Co. back to the company. In April 1998, we acquired Bowles Hollowell. Subsequent to the acquisition Bowles Hollowell paid Bowles the $1.65 million remaining on the note that Bowles Hollowell issued to Bowles when he sold his interest to the company. In 1990, we entered into sale/leaseback transaction with a real estate finance company that involved various First Union bank branches in North Carolina, Florida and Georgia. The lease agreement expires in 2010. Bowles is a passive investor (7.15% limited partnership interest) in Investment Partners Leasing Corporation, which has an option to lease all or part of such branches, at a fixed rate upon expiration of the lease. First Union entered into an agreement with Investment Partners whereby we have the option to sublease such branches from Investment Partners, at market rates, at the expiration of the current lease, if they exercise their option.

     Robert Brown is Chairman, President and Chief Executive Officer of B&C Associates, Inc. During 1998, B&C Associates supervised certain consulting services provided to First Union by a consulting firm, for which we paid B&C Associates $89,300, including expenses.

     William H. Goodwin, Jr. owns 100% of a company from which we rent aircraft owned by such company to transport directors to and from meetings of the Board of Directors. The rent we pay for use of such aircraft is $4,000 per meeting.

     Frank M. Henry is a partner in Frank M. Henry Associates, from which we lease a branch office in Wilkes-Barre, Pennsylvania. The initial term expires on April 30, 2003, and has four five-year renewal options. The rent paid in 1998 totaled $73,140.

     Charles M. Shelton, Sr., together with other family members, are the controlling stockholders of Shelco, Inc. , a general contractor. During 1998, we paid Shelco approximately $5.2 million for construction work in Charlotte, North Carolina. In addition, in 1998 we received a final partnership distribution of approximately $79,000 from a partnership that included, among others, First Union, Shelton and his brother. The partnership owned a building in Winston-Salem, North Carolina, a portion of which we leased from the partnership. The partnership was dissolved in 1997. Also, Shelco has a 40% interest in a joint venture that is the contractor for Three First Union Center, which is being built in Charlotte, North Carolina. We currently expect to pay the joint venture $15.6 million for tenant improvements in this building in 1999 and through the first quarter of 2000.


     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires the directors and executive officers covered by such Section to file certain reports relating to their ownership of such securities and any changes in such ownership with SEC and the New York Stock Exchange. To our knowledge, based solely on a review of the copies of such reports or written representations relating thereto, during or prior to the year ended December 31, 1998, all Section 16(a) filing requirements applicable to such directors and executive officers were complied with, except as set forth in prior proxy statements and except for late filings by: Reggie Davis, a Section 16(a) reporting officer, relating to the sale of 832 shares; Malcolm S. McDonald, a retiring director, relating to 78,265 shares withheld to satisfy a tax withholding obligation in connection with the exercise of stock options; Donald A. McMullen, a Section 16(a) reporting officer, relating to the exercise of three stock options totaling 10,378 shares and the surrender of shares in payment of the option price; and Randolph N. Reynolds, a director, relating to the purchase of 1,000 shares by a trust for which he serves as trustee.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF AUDITORS

     The accounting firm of KPMG LLP has been appointed as our auditors for the year 1999 and in accordance with established policy, such appointment is being submitted to the stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but such vote would be considered in connection with the appointment of auditors for 2000.

     KPMG LLP were our auditors for the year ended December 31, 1998, and a representative of such firm is expected to attend the meeting, respond to appropriate questions and if such representative desires, which is not now anticipated, make a statement.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THIS PROPOSAL.

STOCKHOLDER PROPOSALS

     Management is not aware of any other matters which are to be voted on at the meeting. If any other matters are presented and voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy, as to any such matters.

     Proposals of stockholders intended to be included in our proxy statement and voted on at the 2000 Annual Meeting of Stockholders must be received at our offices at One First Union Center, Charlotte, North Carolina 28288-0013,
Attention: Corporate Secretary, on or before November 12, 1999. The submission of such proposals by stockholders and the consideration of such proposals by us for inclusion in next year's proxy statement and form of proxy are subject to applicable rules and regulations of the SEC.

     Pursuant to our Bylaws, in order for any business not included in the proxy statement for the 2000 Annual Meeting of Stockholders to be brought before the meeting by a stockholder of record entitled to vote at the meeting, the stockholder must have given timely notice of such business in writing to the Secretary of First Union. According to our Bylaws, the meeting is scheduled to be held on April 18, 2000, and to be timely, the notice must not be received any earlier than January 31, 1999, nor any later than February 20, 2000. If the meeting is not held on such date, the notice must be received no later than the tenth day after public disclosure of the date of the meeting. The notice must set forth (i) a brief description of the business desired to be brought before the meeting and the reasons for so doing, (ii) the name and address of the stockholder and the number of shares of First Union common stock owned by the stockholder, and (iii) any material interest of the stockholder in such business, other than having an interest as a stockholder. A copy of our Bylaws is available upon request to: First Union Corporation, One First Union Center, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary.

March 12, 1999


     A COPY OF OUR 1998 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE (EXCEPT FOR EXHIBITS) UPON WRITTEN REQUEST TO FIRST UNION CORPORATION, CORPORATE RELATIONS, ONE FIRST UNION CENTER, CHARLOTTE, NC 28288-0206.

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

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

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


                        (First Union Logo appears here)

 ***********************************APPENDIX**********************************

                TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
 ------------------------------------------------------------------------------

                            FIRST UNION CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P  The undersigned holder of shares of common stock of First Union Corporation
R (the "Corporation") hereby constitutes and appoints W. Waldo Bradley, Radford O D. Lovett and Charles M. Shelton, Sr., or any of them, the lawful attorneys
X and proxies of the undersigned, each with full power of substitution, for and Y on behalf of the undersigned, to vote as specified on the reverse side, all of the shares of the Corporation's common stock held of record by the undersigned on February 22, 1999, at the Annual Meeting of Stockholders of the Corporation to be held on April 20, 1999, at 9:30 a.m., in the Auditorium, 12th Floor, Two First Union Center, Charlotte, North Carolina, and at any adjournments or postponements thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2, AS APPLICABLE. IF ANY OTHER MATTERS ARE VOTED ON AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXYHOLDERS ON SUCH MATTERS IN THEIR SOLE DISCRETION.

(PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND MAIL WITHOUT
                        DELAY IN THE ENCLOSED ENVELOPE.)



                                                               SEE REVERSE SIDE

                TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
-------------------------------------------------------------------------------
     PLEASE MARK VOTES
 [X]
     AS IN THIS EXAMPLE

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.


(1) Election of Directors: Class I - Erskine B. Bowles,
  Robert J. Brown, Edward E. Crutchfield, James E. S.     FOR all nominees listed   WITHHOLD
  Hynes, Herbert Lotman, Patricia A. McFate, Joseph       (except as indicated to   authority to vote
  Neubauer, Ruth G. Shaw and Charles M. Shelton, Sr.;     the contrary)              for all nominees
  Class II-R. Stuart Dickson                                        [ ]                    [ ]
  INSTRUCTIONS: To withhold authority to vote for any
  individual nominee(s), write the name(s) of such
  nominee(s) in the space provided below.
--------------------------------
(2) A proposal to ratify the appointment of KPMG LLP as             For                  Against       Abstain
  auditors of the Corporation for the year 1999.                    [ ]                    [ ]           [ ]


                                                                     DATE: ---------------------------- , 1999
                                                                     -----------------------------------------
                                                                     -----------------------------------------
                                                                     SIGNATURES(S)

                                                                     NOTE: Signature(s) should agree
                                                                     with name(s) on proxy form.
                                                                     Executors, administrators, trustees
                                                                     and other fiduciaries, and persons
                                                                     signing on behalf of corporations
                                                                     or partnerships, should so indicate
                                                                     when signing.